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                                                                     EXHIBIT 5.4

                             BRIDGE LOAN AGREEMENT
                                  BY AND AMONG
                  PPM AMERICA SPECIAL INVESTMENTS FUND, L.P.,
                              AS AGENT AND LENDER,
                         THE OTHER LENDERS PARTY HERETO
                                      AND
                    BUCYRUS INTERNATIONAL, INC., AS BORROWER
                                      AND
                     BUCYRUS (AUSTRALIA) PROPRIETARY LTD.,
                                      AND
                BUCYRUS CANADA LIMITED, AS SUBSIDIARY BORROWERS
                             DATED: AUGUST 26, 1997
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                             BRIDGE LOAN AGREEMENT

     This Bridge Loan Agreement dated August 26, 1997 is entered into by and between Bucyrus International, Inc., a Delaware corporation (the "Company" or "Borrower"); Bucyrus (Australia) Proprietary Ltd., an Australian corporation ("Bucyrus Australia"); Bucyrus Canada Limited, a Canadian corporation ("Bucyrus Canada", and together with Bucyrus Australia, individually, a "Subsidiary Borrower" or "Borrower" and, collectively, the "Subsidiary Borrowers"); each of the lenders that is a signatory hereto identified under the caption "LENDERS" on the signature pages hereof or shall become a "Lender" hereunder (individually a "Lender" and, collectively, the "Lenders"); and PPM America Special Investments Fund, L.P., a Delaware limited partnership, as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").

                                  WITNESSETH:

     WHEREAS, the Company and the Subsidiary Borrowers have entered into an Asset Purchase Agreement dated as of July 21, 1997 (as the same may be modified and supplemented and in effect from time to time, the "Asset Purchase Agreement") by and among Global Industrial Technologies, Inc., a Delaware corporation ("Global"), and certain subsidiaries of Global, pursuant to which the Company and the Subsidiary Borrowers have agreed to purchase and assume, and the Sellers (as defined in the Purchase Agreement) have agreed to sell, certain assets and liabilities of the Sellers (as so defined) (the "Acquisition");

     WHEREAS, in connection with the foregoing, the Company and the Subsidiary Borrowers have requested that the Lenders make bridge loans to the Company and the Subsidiary Borrowers in an aggregate principal amount not exceeding $45,000,000 to provide the required financing for the Acquisition including the fees, costs and expenses associated with such Acquisition; and

     WHEREAS, the Lenders are willing to make such loans on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower (as hereinafter defined) and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is cured within the cure period permitted hereunder for such cure or is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP (as hereinafter defined). For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     "Acceleration Date" shall have the meaning assigned thereto in Section 3.3.

     "Acquisition" shall have the meaning assigned thereto in the recitals hereof.

     "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the
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reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     "Applicable Lending Office" shall mean, for each Lender and for either Eurodollar Rate Loans or Prime Rate Loans, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Bridge Loan on the signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrowers as the office by which its Eurodollar Rate Loans or Prime Rate Loans are to be made and maintained.

     "AIP Acquisition" shall mean the purchase of at least 51% of the capital stock of the Company by American Industrial Partners or an affiliated entity or any other competing offer to acquire the capital stock of the Company accepted by the Company.

     "Asset Purchase Agreement" shall have the meaning assigned thereto in the recitals hereof.

     "BankOne Credit Agreement" shall mean that certain Credit Agreement dated as of December 14, 1994 between Bank One, Milwaukee, National Association and the Company, as in effect on the date hereof.

     "Borrowers" shall mean collectively, the Company and the Subsidiary Borrowers.

     "Bridge Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make Bridge Loans as set forth on the signature page of this Agreement opposite such Lender's signature and (b) as to all Lenders, the aggregate commitment of all Lenders to make Bridge Loans.

     "Bridge Loans" shall mean the loans made by the Lenders to the Borrowers as provided for in Section 2.1 hereof.

     "Bridge Notes" shall mean the notes evidencing the Bridge Loans pursuant to
Section 2.1 hereof.

     "Business Day" shall mean (a) for the Prime Rate Loans, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of Illinois, and a day on which the Reference Bank and the Lenders are open for the transaction of business, and (b) for all Eurodollar Rate Loans, any such day as described in (a) above in this definition of Business Day, excluding any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

     "Capital Expenditures" shall mean, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made by the Company or any of its Consolidated Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

     "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     "Change of Control" shall mean any transaction or event as a result of which any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the issued and outstanding shares of the capital stock of the Company.

     "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

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     "Consolidated Subsidiary" shall mean, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. Notwithstanding the foregoing, for purposes of this Agreement, with respect to the Company, each Subsidiary Borrower shall be deemed to be a Consolidated Subsidiary of the Company.

     "Dollars" and "$" shall mean lawful money of the United States of America.

     "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

     "Effective Date" shall mean the date upon which all the conditions precedent in Section 5 hereof are satisfied to each Lender's satisfaction or waived by the Lenders and the Bridge Loans are made hereunder.

     "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

     "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     "ERISA Affiliate" shall mean any person required to be aggregated with Borrowers or any of its subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     "Eurodollar Default Rate" shall mean the rate of nine (9%) percent per annum in excess of the Adjusted Eurodollar Rate.

     "Eurodollar Rate Loans" shall mean any Bridge Loan or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

     "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrowers and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period.

     "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

     "Fee Letter" shall mean the letter dated the date hereof between the Fund, the Company and the Subsidiary Borrowers, as the same may be modified and supplemented and in effect from time to time.

     "Financing Agreements" shall mean, collectively, this Agreement, the Bridge Notes, the Fee Letter, all guarantees and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     "Fund" shall mean PPM America Special Investments Fund, L.P., a Delaware limited partnership.

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     "GAAP" shall mean generally accepted accounting principles in the United
States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied.

     "Global" shall have the meaning assigned thereto in the recitals hereof.

     "Guarantor" shall mean each of the Company's subsidiaries who have executed a Guarantee and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.

     "Guaranty Agreements" shall mean, individually and collectively, the Guarantee, dated of even date herewith, by each Guarantor in favor of Lenders, as the same may be amended, modified, or supplemented.

     "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately 30 days duration, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market.

     "Interest Rate" shall mean, as to Eurodollar Rate Loans, a rate of five (5%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period) and as to Prime Rate Loans, a rate of two and one-half (2 1/2%) percent per annum in excess of the Prime Rate; provided, that, the Interest Rate shall mean the Eurodollar Default Rate as to Eurodollar Rate Loans and the Prime Default Rate as to Prime Rate Loans, without notice, for the period on and after the date of termination of this Agreement, or the date of the occurrence of any Default (which cannot be cured within the cure period before it becomes an Event of Default), or Event of Default, and for so long as such Default or Event of Default is continuing as determined by the Majority Lenders and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against any Borrower).

     "Majority Lenders" shall mean Lenders holding at least 51% of the aggregate outstanding principal amount of the Bridge Loans or, if the Bridge Loans shall not have been made, at least 51% of the Bridge Loan Commitments.

     "Marion Assets" shall mean the fixed assets, including equipment, furniture and fixtures, acquired pursuant to the Purchase Agreements.

     "Maturity Date" shall mean the earlier to occur of (a) the date seven days from the date that the Senior Note Offering shall be consummated and (b) the date one hundred eighty days from the Effective Date (provided that, if such day is not a U.S. Business Day then such date shall be the immediately preceding U.S. Business Day).

     "Obligations" shall mean the Bridge Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower to the Agent, or any Lender and/or any of their respective affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by any Lender or the Agent.

     "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations, other than any Borrower.

     "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of

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1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     "Prime Default Rate" shall mean the rate of six and one-half (6 1/2%) percent per annum in excess of the Prime Rate.

     "Prime Rate" shall mean the highest prime or equivalent rate of interest (expressed as an annual rate) publicly announced by The Chase Manhattan Bank, N.A. or Bank of America National Trust and Savings Association from time to time as its "prime rate", each change in such rate to take effect on the date of effective change of such prime rate.

     "Prime Rate Loans" shall mean any Bridge Loan or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

     "Project Financing" means indebtedness of the Borrowers incurred to pay the costs associated with the manufacture of mining machinery or other products pursuant to a binding purchase contract, which Indebtedness is secured by the inventory being financed and the related accounts and which has a maturity date not later than the date of the final payment by the customer under the purchase contract.

     "Purchase Agreements" shall mean, individually and collectively, the Asset Purchase Agreement, together with bills of sale, quitclaim deeds, assignment and assumption agreements and such other instruments of transfer as are referred to therein and all side letters with respect thereto, and all agreements, documents and instruments executed and/or delivered in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; provided, that, the term "Purchase Agreements" as used herein shall not include any of the "Financing Agreements" as such term is defined herein.

     "Purchased Assets" shall mean all of the assets and properties acquired or to be acquired by the Borrowers from the Sellers pursuant to the Purchase Agreements.

     "Reference Bank" shall mean Bank of America National Trust and Savings Association, or such other bank as the Majority Lenders may from time to time designate.

     "Sellers" shall have the meaning assigned thereto in the Asset Purchase Agreement.

     "Senior Notes Offering" shall mean the issuance by the Company of an aggregate principal amount of at least $100,000,000 of senior notes as contemplated by that certain Offering Memorandum dated July, 1997.

     "U.S. Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of Illinois and a day on which the Reference Bank and the Lenders are open for the transaction of business.

SECTION 2. CREDIT FACILITIES

     2.1 Bridge Loans.

          (a) Each Lender severally agrees, on the terms and conditions of this Agreement, to make a bridge loan to each Borrower in the amount set forth under such Lender's name on Schedule 2.1 hereto in Dollars on the Effective Date (provided that the same shall occur no later than August 31, 1997) in an aggregate principal amount with respect to all Bridge Loans made by such Lender to the Borrowers up to but not exceeding the Bridge Loan Commitment of such Lender. Each Bridge Loan made to each Borrower by each Lender shall be evidenced by a Bridge Note, substantially in the form of Exhibit A hereto, duly executed and delivered by Borrowers concurrently herewith and
     (ii) repaid, together with interest and other amounts, in accordance with this Agreement, the Bridge Notes and the other Financing Agreements.

          (b) Any portion of the Bridge Loan Commitments not used on the Effective Date shall be automatically terminated. The Bridge Loan Commitments once terminated may not be reinstated.

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          (c) Each Borrower hereby promises to pay to the Agent for account of each Lender the entire outstanding principal amount of such Lender's Bridge Loan to such Borrower, and each Bridge Loan shall mature, on the Maturity Date.

          (d) The Borrowers may prepay the outstanding principal balance of the Bridge Loans, in whole or in part, at any time, from time to time, without premium or penalty (except as otherwise provided in Section 4.4 hereof), upon at least five (5) Business Days prior written notice to the Agent. All voluntary prepayments of the principal of the Bridge Loans shall be accompanied by the payment of all accrued but unpaid interest to the date of prepayment and, in the event that any such prepayment shall be made on a day other than the last day of the applicable Interest Period for any Bridge Loan that is a Eurodollar Rate Loan, any amounts payable by the Borrowers pursuant to Section 4.4(b) hereof.

     2.2 Mandatory Prepayments.

          (a) If any Borrower sells, transfers, leases or otherwise disposes of any of its properties, business or assets (collectively, the "Assets"), including any Assets permitted to be sold pursuant to Section 9.5 in excess of $1,000,000 in the aggregate, other than sales of Assets in the ordinary course of business, such Borrower shall pay to the Agent for the account of the Lenders, unless otherwise agreed by the Majority Lenders, as and when received by such Borrower as a mandatory prepayment of the Bridge Loans, the proceeds received by such Borrower from such sale, net of any payments made by Borrower on any indebtedness secured by a lien on such Assets, and Borrower's closing costs associated with such sale, to be applied as follows: (A) provided that no Event of Default has occurred and is continuing, one hundred percent (100%) of such proceeds shall be applied to the principal of such Borrower's Bridge Loans, together with unpaid interest accrued on such amount to the date of such payment, until payment thereof in full, or (B) provided an Event of Default has occurred and is continuing, one hundred percent (100%) of such proceeds shall be applied to the Obligations in such order and manner as the Majority Lenders determine.

          (b) Within seven days following the consummation of the Senior Notes Offering, the Company shall pay to the Agent for account of the Lenders as a mandatory prepayment of the Bridge Loans to be applied to the Obligations in such order and manner as the Majority Lenders determine the lesser of
     (i) an amount equal to the aggregate amount of all cash received by the Company and its Subsidiaries in respect thereof net of reasonable expenses incurred by the Company and its Subsidiaries in connection therewith or
     (ii) an amount equal to the indefeasible payment in full of all Obligations.

SECTION 3. INTEREST AND FEES

     3.1 Interest.

          (a) Each Borrower hereby promises to pay to the Agent, for the account of each Lender, interest on the outstanding principal amount of such Borrower's Bridge Loans and all other non-contingent Obligations which are past due at the Interest Rate. All interest accruing hereunder on and after the occurrence of any Event of Default or termination or non-renewal hereof shall be payable on demand. Borrowers shall pay to the Agent for account of each Lender, upon demand by any Lender (or any Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender, the Reference Bank or any participant with any Lender for any cost or expense incurred by such person, as a result of the conversion of the Interest Rate from the Eurodollar Rate to the Prime Rate.

          (b) Subject to the terms and conditions of this Agreement, Bridge Loans may initially be Prime Rate Loans or Eurodollar Rate Loans at the election of the Company. At least two Business Days prior to the date the Bridge Loans are made hereunder, the Company shall notify the Agent that Bridge Loans shall be either Eurodollar Rate Loans or Prime Rate Loans; provided, however, all Bridge Loans outstanding shall either be Eurodollar Rate Loans or Prime Rate Loans.

          (c) The Company may request that Eurodollar Rate Loans be converted to Prime Rate Loans at the end of an Interest Period. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by the Agent of such a request from the Company, Eurodollar Rate Loans shall be

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     converted to Prime Rate Loans, provided, that, all outstanding Eurodollar
     Rate Loans are converted to Prime Rate Loans. Prime Rate Loans may not be converted to Eurodollar Rate Loans.

          (d) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless the Agent has received and the Majority Lenders have approved, a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, upon the determination of the Majority Lenders, upon notice by the Agent to the Company, convert to Prime Rate Loans in the event that (i) Default or an Event of Default, shall exist or (ii) this Agreement shall terminate or not be renewed. Borrower shall pay to the Agent for account of each Lender, upon demand by any Lender (or any Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender, the Reference Lender or any participant with any Lender for any cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

          (e) Interest shall be payable by Borrowers to the Agent for account of each Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations bearing interest at the Prime Rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to any Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

     3.2 Maintenance Fee. In the event that any Bridge Loan shall be outstanding on the date thirty days after the Effective Date, on such date Borrowers shall pay to the Agent for the account of each Lender a fee equal to 1% of the original aggregate principal amount of the Bridge Loan Commitment of such Lender. In addition, in the event that any Bridge Loan shall be outstanding (i) on the date ninety days after the Effective Date and (ii) one hundred and fifty days after the Effective Date, on each such date Borrowers shall pay to the Agent for account of each Lender a fee equal to 1% of the aggregate original principal amount of the Bridge Loan Commitment of such Lender.

     3.3 Late Fee. In the event that any Bridge Loan shall not be paid in full on the Maturity Date, or payment of the Obligations are accelerated pursuant to
Section 10.2 (the "Acceleration Date"), Borrowers shall pay to the Agent for account of each Lender on the Maturity Date or the Acceleration Date, as applicable, and on each thirty day anniversary thereafter for so long as any Bridge Loan shall remain outstanding a fee equal to 1% of the aggregate principal amount outstanding of the Bridge Loans of such Lender as of each such date.

SECTION 4. PAYMENTS; PRO RATA TREATMENT; INCREASED COSTS, ETC.

     4.1 (a) All payments of principal, interest and other amounts to be made by the Borrowers under this Agreement, the notes and the Fee Letter shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent pursuant to the following instructions: Norwest Bank
Minnesota, N.A., ABA 091000019, Corporate Trust Clearing Account #         ,
Account Number:         , Account Name: Norwest MN TTEE for PPM America Special
Investments Fund (Short name: PPM America), Attention: Ilene Stelzner/Kathy Nickolay, Reference Bucyrus International. All such amounts shall be made not later than 1:00 p.m. New York time on the date on such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding U.S. Business Day).

     (b) The amounts payable by the Borrowers at any time hereunder and under the notes to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the notes, and it shall not be necessary for any other Lender or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

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     (c) Any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of any Borrower with such Lender (with notice to the Company and the Agent), provided that such Lender's failure to give such notice shall not affect the validity thereof.

     (d) Borrowers shall, at the time of making each payment under this Agreement or any note for account of any Lender, specify to the Agent (which shall so notify the intended recipient(s) thereof) the Bridge Loans or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that the Borrowers fail to so specify, or if an Event of Default has occurred and is continuing, the Agent may distribute such payment to the Lenders for application in such manner as it, or the Majority Lenders, subject to Section 4.2 hereof, may determine to be appropriate).

     (e) Each payment received by the Agent under this Agreement or any note for account of any Lender shall be paid by the Agent promptly to such Lender, in immediately available funds, for account of such Lender's Applicable Lending Office for the Bridge Loans or other obligation in respect of which such payment is made.

     (f) If the due date of any payment under this Agreement or any note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

     4.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing of Bridge Loans from the Lenders under Section 2.1 hereof shall be made from the relevant Lenders, each payment of fees under Section 3.2 hereof shall be made for account of the relevant Lenders, pro rata according to the amounts of their respective Bridge Loan Commitments; (b) each payment or prepayment of principal of Bridge Loans by the Borrowers shall be made for account of the relevant Lenders pro rata according with the respective unpaid principal amounts of the Bridge Loans held by them; and (c) each payment of interest on Bridge Loans and each payment of fees under Section 3.3 hereof by the Borrowers shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest or fees (as the case may be) on such Bridge Loans then due and payable to the respective Lenders.

     4.3 Sharing of Payments. (a) Each Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of any Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Bridge Loans, or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness are then due to any Borrower), in which case it shall promptly notify the Company and the Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof.

     (b) If any Lender shall obtain from any Borrower payment of any principal of or interest on any Bridge Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Bridge Loans or such other amounts then due hereunder or thereunder by any Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Bridge Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Bridge Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

          (c) Each Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Bridge Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

          (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.3 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.3 to share in the benefits of any recovery on such secured claim.

     4.4 Changes in Laws; Increased Costs of Loans.

          (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by any Lender to Agent and Borrowers, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, by an amount deemed by such Lender to be material, or (B) shall result in the increase in the costs to any Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans or (C) reduce the amounts received or receivable by any Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by any Lender to be material. Borrowers shall pay to such Lender, upon demand by such Lender (or such Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate such Lender, the Reference Bank or any participant with such Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of any Lender setting forth the basis for the determination of such amount necessary to compensate such Lender as aforesaid shall be delivered to Agent and Borrowers and shall be conclusive, absent manifest error.

          (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by the Agent other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity, upon prepayment or otherwise), Borrowers shall pay to the Agent for the account of the Lenders upon demand by the Agent (or any Lender may, at its option, as provided in Section 4.3 hereof, charge any loan account of any Borrower) any amounts required to compensate such Lender, the Reference Bank or any participant with such Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 5. CONDITIONS PRECEDENT

     5.1 Conditions Precedent to Bridge Loans. Each of the following is a condition precedent to the Lenders making the Bridge Loans hereunder:

          (a) Lenders shall have received, in form and substance satisfactory to Majority Lenders, evidence that the Purchase Agreements have been duly executed and delivered by and to the appropriate parties thereto and the transactions contemplated under the terms of the Purchase Agreements have been consummated prior to or contemporaneously with the making of the Bridge Loans hereunder in accordance with the terms thereof without any modification or waivers thereunder (except any thereof which shall be consented to by the Majority Lender);

          (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to the Agent and the Majority Lenders, and Agent and Lenders shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Agent or Lenders may have requested in connection therewith, such documents where requested by Lenders or its counsel to be certified by appropriate corporate officers or governmental authorities;

          (c) no material adverse change shall have occurred in the financial condition, assets (including the Purchased Assets), business or prospects of the Company and its Consolidated Subsidiaries taken as a whole, since the date of the latest financial statements dated June 30, 1997 furnished to the Agent with respect to the Company and its Consolidated Subsidiaries and no change or event shall have occurred which would impair the ability of any Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lenders to enforce the Obligations;

          (d) Lenders shall have received, in form and substance satisfactory to Lenders, a pro-forma balance sheet of the Company and its Consolidated Subsidiaries reflecting the initial transactions contemplated hereunder, including, but not limited to, (i) the consummation of the Acquisition and the other transactions contemplated by the Purchase Agreements and (ii) the Bridge Loan provided by Lenders to the Borrowers on the date hereof and the use of the proceeds of the Bridge Loans as provided herein, accompanied by a certificate, dated of even date herewith, of the chief financial officer of the Company stating that such pro-forma balance sheet represents the reasonable, good faith opinion of such officer as to the subject matter thereof as of the date of such certificate;

          (e) Lenders shall have received, in form and substance satisfactory to Lenders, a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the date hereof and as of the Effective Date, stating that (i) the representations and warranties set forth in Section 8 hereof are true and correct on and as of each such date, (ii) the Borrowers are in compliance with all terms and provisions set forth in this Agreement on each such date, and (iii) no Default or Event of Default, has occurred or is continuing;

          (f) Agent shall have received written instructions from the Borrowers directing the application of proceeds of the Bridge Loans made pursuant to this Agreement;

          (g) Lenders shall have received, in form and substance satisfactory to Lenders, a certificate from the Company regarding the solvency of the Company and its Consolidated Subsidiaries, which includes a pro forma balance sheet and cash flow projections, signed by the President and Chief Financial Officer of the Company, dated as of the date hereof and as of the Effective Date;

          (h) Lenders shall have received, in form and substance satisfactory to Lenders, the opinion letter of counsel(s) to the Borrowers with respect to the Purchase Agreements and the Financing Agreements and such other matters as Lenders may request; and

          (i) the other Financing Agreements (including, without limitation, the Guaranty Agreements and the Bridge Notes) and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lenders, in form and substance satisfactory to Lenders.

          (j) Lenders shall have received a certification by the President or Chief Financial Officer of the Company with respect to the engagement of Jeffries & Company, Inc. and Salomon Brothers Inc. as agents for the Senior Notes Offering;

          (k) Agent and Lenders shall have received such other information, documents, agreements, commitments and undertakings as Agent and Lenders shall reasonably request; and

          (l) All fees payable by the Borrowers hereunder and under the Fee Letter on or prior to the Effective Date shall have been paid to the Agent and the Lenders, as applicable.

     5.2 Conditions Precedent to the Bridge Loans. Each of the following is an additional condition precedent to Lenders making the Bridge Loans hereunder:

          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of the Bridge Loans and after giving effect thereto; and

          (b) no Default and no Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of the Bridge Loans and after giving effect thereto.

SECTION 6.COLLECTION AND ADMINISTRATION; JOINT SEVERALABILITY; RIGHTS OF CONTRIBUTION

     6.1 Payments. All Obligations shall be payable to the Agent on behalf of the Lenders, as provided in Section 4.1(a) or such other place as Agent may designate from time to time. Agent may apply payments received or collected from any Borrower or for the account of any Borrower to such of the Obligations, whether or not then due, in such order and manner as Agent determines. If after receipt of any payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers shall be liable to pay to Agent and Lenders, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.1 shall remain effective notwithstanding any contrary action which may be taken by Agent or Lenders in reliance upon such payment or proceeds. This Section 6.1 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     6.2 Authorization to Make Loans. Each Lender is authorized to make the Bridge Loans based upon telephonic or other instructions received from anyone purporting to be an officer of the Company or other authorized person.

     6.3 Use of Proceeds. Borrowers shall use the proceeds of the Bridge Loans solely for: (a) payments to the Seller in accordance with the Purchase Agreements with respect to the Acquisition (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of the Purchase Agreements, this Agreement and the other Financing Agreements (c) capital contributions or loans to the Subsidiary Borrowers and to Bucyrus (Africa) (Proprietary) Limited not to exceed $7,000,000 in the aggregate and (d) working capital purposes. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Bridge Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

     6.4 Limitation on Obligations. Notwithstanding anything herein to the contrary, the liability of each of the Subsidiary Borrowers hereunder and under the Financing Agreements is expressly limited to the outstanding principal amount due under the Bridge Loans made by the Lenders to such Subsidiary Borrower plus interest, and such Subsidiary Borrower's pro rata share of all charges, fees, costs and expenses and other Obligations, however evidenced, related to such Bridge Loans.

     6.5 Guaranty.

          (a) The Company hereby guarantees to each Lender and the Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Bridge Loans made by the Lenders to the Subsidiary Borrowers and all other Obligations from time to time owing to the Lenders or the Agent by the Subsidiary Borrowers under this Agreement, the Bridge Notes and the Financing Agreements, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Company hereby further agrees that if any of the Subsidiary Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

          (b) The obligations of the Company under Section 6.5(a) hereof are, to the fullest extent permitted by law, absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Subsidiary Borrowers under this Agreement, the Bridge Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or any security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.5(b) that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances (other than full and final payment of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Company hereunder which shall remain absolute and unconditional as described above:

             (i) at any time or from time to time, without notice to the Company, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

             (ii) Any of the acts mentioned in any of the provisions of this Agreement or the Bridge Notes or any other agreement or instrument referred to herein or therein shall be done or omitted; or

             (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Bridge Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

     the Company hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Subsidiary Borrowers under this Agreement or the Bridge Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

          (c) The obligations of the Company under this Section 6.5 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Subsidiary Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Company agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

          (d) The Company hereby postpones all rights of subrogation or contribution until such time as the Obligations have been fully, finally and indefeasibly paid in full in cash, whether arising by contract or operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise by reason of any payment by it pursuant to the provisions of this Section 6.5.

          (e) The guarantee in this Section 6.5 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7. AGENT

     7.1 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes the Agent to act as its agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to the Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 7.5 and the first sentence of Section 7.6 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents):

          (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement be a trustee for any Lender;

          (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreements, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any note or any other Financing Agreements or any other document referred to or provided for herein or therein or for any failure by any Borrower or any other Person to perform any of its obligations hereunder or thereunder;

          (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Financing Agreements; and

          (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Financing Agreements or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.

The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent may deem and treat the payee of a note as the holder thereof for all purposes hereof unless and until an assignment agreement in form and substance satisfactory to the Agent, shall have been filed with the Agent.

     7.2 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreements, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

     7.3 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Agent has received notice from a Lender or any Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 7.7 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders.

     7.4 Rights as a Lender. With respect to its Bridge Loan Commitment and the Bridge Loans made by it, the Fund (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Fund (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrowers (and any of its subsidiaries or affiliates) as if it were not acting as the Agent, and the Fund (and any such successor) and its affiliates may accept fees and other consideration from the Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

     7.5 Indemnification. The Lenders agree to indemnify the Agent ratably in accordance with their respective Bridge Loans, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreements or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

     7.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and their subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Financing Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrowers or any of their subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers or any of its subsidiaries (or any of their affiliates) that may come into the possession of the Agent or any of its affiliates.

     7.7 Failure to Act. Except for action expressly required of the Agent hereunder and under the other Financing Agreements, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 7.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

     7.8 Resignation or Removal of Agent. The Agent may resign at any time by giving notice thereof to the Lenders and the Company, and the Agent may be removed at any time with or without cause by the Lenders holding at least 75% of the aggregate outstanding principal amount of the Bridge Loans. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

     7.9 Settlement with Lenders. Payments of principal, interest and fees in respect of the Bridge Loans will be settled one U.S. Business Day after the U.S. Business Day received in accordance with the provisions of Section 4 hereunder.

     7.10 Return of Payments. If Agent determines at any time that any amount received by Agent under this Agreement or the Financing Agreements must be returned to any Borrower or paid to any other person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or the Financing Agreements, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

SECTION 8. REPRESENTATIONS AND WARRANTIES

     Each Borrower hereby represents and warrants to the Agent and the Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of the Bridge Loans by the Lenders to the Borrowers:

     8.1 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower is a corporation duly organized and in good standing under the laws of its state (or country) of incorporation (or organization) and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower's financial condition, results of operation or business. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within each Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of each Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its respective property are bound and which is material to the Company and its Consolidated Subsidiaries taken as a whole. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrowers enforceable in accordance with their respective terms. Neither the Company nor the Borrowing Subsidiaries have any subsidiaries except as set forth on Schedule 8.1.

     8.2 Financial Statements; No Material Adverse Change. All quarterly and annual financial statements relating to the Company and its Consolidated Subsidiaries which have been or may hereafter be delivered by any Borrower to Lenders have been prepared in accordance with GAAP and all financial statements fairly present the financial condition and the results of operation of such Borrower as at the dates and for the periods set forth therein. There has been no material adverse change in the assets (including the Purchased Assets), liabilities, properties and condition, financial or otherwise, of the Company and its Consolidated Subsidiaries taken as a whole since the date of the most recent audited financial statements furnished by Borrowers to Lenders prior to the date of this Agreement.

     8.3 Tax Returns. Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lenders). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, or in accordance with a written agreement between such Borrower and any taxing authority to which taxes are due and payable, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.4 Litigation. Except as set forth on Schedule 8.4, there is no present investigation by any governmental agency pending, or to the best of each Borrower's knowledge threatened, against or affecting any of any Borrower, any of its respective subsidiaries, its respective assets (including the Purchased Assets) or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against any Borrower, any of its respective subsidiaries, or its respective assets (including the Purchased Assets) or goodwill, or against or affecting any transactions contemplated by this Agreement or the Purchase Agreements, which if adversely determined against any Borrower, any of its respective subsidiaries would result in any material adverse change in the assets, business or prospects of the Company and its Consolidated Subsidiaries, taken as a whole or would impair the ability of the Company, the Subsidiary Borrowers and the Guarantors taken as a whole to perform their obligations hereunder or under any of the other Financing Agreements to which any of them are a party or of Lenders to enforce any Obligations.

     8.5 Compliance with Other Agreements and Applicable Laws. No Borrower is in default in any material respect under, or in violation in any material respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority, except as set forth on Schedule 8.5.

     8.6 Employee Benefits.

          (a) No Borrower has engaged in any transaction in connection with which such Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.6(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.6(d) hereof.

          (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by any Borrower to be incurred with respect to any employee pension benefit plan of such Borrower or any of its ERISA Affiliates. Except as set forth on Schedule 8.8 attached hereto there has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of any Borrower or any of its respective ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

          (c) Full payment has been made of all amounts which any Borrower or any of its respective ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, except as set forth on Schedule 8.6 attached hereto, which failure to make full payment shall be remedied prior to any Borrower or any of its ERISA Affiliates being subject to either a civil penalty, tax or other liability imposed by the Code or ERISA, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.6(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.6(d) hereof, except as set forth on Schedule 8.6 attached hereto.

        (d) Except as set forth on Schedule 8.6 attached hereto, the current value of all vested accrued benefits under all employee pension benefit plans maintained by any Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.6(a) hereof and any accumulated funding deficiency described in Section 8.6(c) hereof. the terms "current value" and "accrued benefit" have the meanings specified in ERISA.

          (e) No Borrower nor any of its respective ERISA affiliates is or has ever been obligated since December 14, 1994 to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

     8.7 Acquisition of Purchased Assets.

          Prior to the making of the Bridge Loans:

          (a) The Purchase Agreements and the transactions contemplated thereunder shall have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver, except as may be disclosed to Lenders and consented to in writing by Lenders) of all material conditions precedent set forth therein and giving effect to the terms of the Purchase Agreements and the assignments to be executed and delivered by any Seller (or any of its respective affiliates or subsidiaries) thereunder, the Borrowers shall have acquired and have good and marketable title to the Purchased Assets, free and clear of all claims, liens, pledges and encumbrances of any kind, except as permitted hereunder.

          (b) All actions and proceedings, required by the Purchase Agreements, applicable law or regulation shall have been taken and the transactions required thereunder shall have been duly and validly taken and consummated.

          (c) No court of competent jurisdiction shall have issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding shall have been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Agreements.

          (d) The Company shall have delivered, or caused to be delivered, to Lenders, true, correct and complete copies of the Purchase Agreements.

     8.8 Intentionally Omitted.

     8.9 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower in writing to Lenders in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of the Company and its Consolidated Subsidiaries, taken as a whole, which has not been fully and accurately disclosed to Lenders in writing.

     8.10 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the consummation of the Acquisition other than those authorizations, approvals, consents, filings and registrations which have already been obtained.

     8.11 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lenders on the date of each credit accommodation hereunder. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrowers shall now or hereafter give, or cause to be given, to Lenders.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

     9.1 Maintenance of Existence. Each Borrower shall, and shall cause each of its subsidiaries to, at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted; provided, however, a Consolidated Subsidiary of the Company may merge with and into the Company provided the Company is the surviving entity.

     9.2 Compliance with Laws, Regulations, Etc. Each Borrower shall, and shall cause each of its Consolidated Subsidiaries to, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all material requirements of any Federal, State or local government authority, including, without limitation, the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

     9.3 Payment of Taxes and Claims. Each Borrower shall, and shall cause each of its Consolidated Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Each Borrower shall be liable for any tax or penalties imposed on Lenders as a result of the financing arrangements provided for herein and each Borrower agrees to indemnify and hold Lenders harmless with respect to the foregoing, and to repay to Lenders on demand the amount thereof, and until paid by the Borrowers such amount shall be added and deemed part of the Bridge Loans, provided, that, nothing contained herein shall be construed to require any Borrower to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

     9.4 Financial Statements and Other Information.

          (a) Each Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to
     Agent: (i) within twenty-five (25) days after the end of each fiscal month, monthly unaudited consolidated financial statements of Borrowers (including in each case balance sheets, statements of income and loss, and statements of cash flow), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and their subsidiaries, as applicable, as of the end of and through such fiscal month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated and upon the request of Agent consolidating financial statements of Borrowers and their subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and their subsidiaries, as applicable, as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrowers and their subsidiaries as of the end of and for the fiscal year then ended.

          (b) The Company shall promptly notify Agent in writing of the details of the occurrence of any Default or Event of Default.

          (c) The Company shall furnish or cause to be furnished to Agent (i) quarterly projections for the current fiscal year within twenty-five (25) days after the first day of such fiscal quarter, commencing with the fourth fiscal quarter of 1997, (ii) annual budgets by January 31 of each year for such fiscal year and (iii) such other information respecting the business of any Borrower, as Agent may, from time to time, reasonably request. Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower to any court or other government agency required by law to do so. Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrower's expense, copies of the financial statements of the Borrowers and any reports or management letters prepared by such accountants or auditors on behalf of the Borrowers and to disclose to Agent such information as they may have regarding the business of the Borrowers. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent one
     (1) year after the same are delivered to Agent, except as otherwise designated by the Company to Agent in writing.

     9.5 Sale of Assets, Consolidation, Merger, Dissolution, Etc. No Borrower shall, nor shall it permit any of its Consolidated Subsidiaries to, directly or indirectly, (a) except as permitted in Section 9.1, merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person, except for (i) sales of stock to employees pursuant to an employee stock ownership plan upon terms and conditions reasonably acceptable to Majority Lenders, (ii) the Marion Assets, (iii) sales in the ordinary course of business, (iv) the real property set forth in Schedule 9.5,
(v) the disposition of worn-out or obsolete equipment or equipment no longer used in the business of borrower, provided, that, for so long as an Event of Default exists or has occurred and is continuing, any net proceeds from the disposition of such equipment are paid to Agent and such sales do not involve equipment having an aggregate appraised market value in excess of $500,000 for all such Equipment (other than the Marion Assets) disposed of in any fiscal year of Borrower, or (c) form or acquire any subsidiaries or any property or business of any person (other than the Acquisition), or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

     9.6 Encumbrances. No Borrower shall, nor shall it permit any of its Consolidated Subsidiaries to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, except: (a) in existence on the date hereof and set forth in Schedule 9.6 or as reflected in the Company's consolidated financial statements dated June 30, 1997; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d)zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not to exceed $3,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; and (f) liens in connection with Project Financing.

     9.7 Indebtedness. No Borrower shall, nor shall it permit any of its Consolidated Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which such Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to such Borrower, and with respect to which adequate reserves have been set aside on its books; (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement; (d) in connection with Project Financing; (e) obligations under the Bank One Credit Agreement existing on the date hereof; (f) obligations under that certain Indenture dated as of December 14, 1994 between the Company and Harris Trust and Savings Bank, as Trustee; (g) unsecured short term debt not for borrowed money in an aggregate amount not to exceed $2,000,000; (h)debt with respect to interest rate protection agreements; and (i) obligations or indebtedness set forth on Schedule 9.7 hereto or as reflected in the Company's consolidated financial statements dated June 30, 1997; provided, that, (i) except with respect to payments made under the revolving credit facility provided for in the Bank One Credit Agreement, such Borrower may only make regularly scheduled payments of principal and interest in respect of any indebtedness set forth in this Section 9.7 in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) such Borrower shall not, directly or indirectly,
(A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof if such amendment, modification, alteration or change would have the effect of increasing such indebtedness, or (B) redeem, retire, deface, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) such Borrower shall furnish to Agent all notices or demands in connection with such indebtedness in excess of $500,000 either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower on its behalf, concurrently with the sending thereof, as the case may be.

     9.8 Loans, Investments, Guarantees, Etc. Except as otherwise provided in other provisions of this Agreement, each Borrower shall not, nor shall it permit any of its Consolidated Subsidiaries to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) loans and advances to employees and agents in the ordinary course of business for travel and entertainment expenses and similar items; (b) intercompany loans from any Borrower to another Borrower or to a subsidiary of a Borrower provided such amount does not exceed $15,000,000 in the aggregate; (c) the endorsement of instruments for collection or deposits in the ordinary course of business; (d) investments in: (i) short-term direct obligations of the United States Government, and (ii) commercial paper rated A1 or P1, and (e) the guarantees set forth on Schedule 9.8 hereof.

     9.9 Dividends and Redemptions. The Company shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of capital stock of the Company now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, deface, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock except for shares of capital stock held by employees pursuant to an employee stock ownership plan or employment agreement or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except as set forth on Schedule 9.9 hereto.

     9.10 Transactions with Affiliates. No Borrower shall, nor shall it permit any of its Consolidated Subsidiaries to, enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, nor shall it permit any of its subsidiaries to, except for: (a) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business which is in the best interest of the Company and its Consolidated Subsidiaries taken as a whole or (b) upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person.

     9.11 Compliance with ERISA. Each Borrower shall not with respect to any "employee pension benefit plans" maintained by such Borrower or any of its ERISA
Affiliates:

          (a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject such Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under
     Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under
     Section 302 of ERISA, Section 412 of the Code or the terms of such plan,
     (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

          (b) As used in this Section 9.11, the terms "employee pension benefit plans," "employee benefit plans,", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in section 4975 of the Code and ERISA.

     9.12 Costs and Expenses. Each Borrower shall pay to Agent and Lenders on demand all costs, expenses, filing fees and taxes (other than income or franchise taxes of Agent or any Lender) paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or Lenders arising out of the transactions contemplated hereby and thereby not caused by the gross negligence or wilful misconduct of Agent or Lender

(including, without limitation, preparations for and consultations concerning any such matters); and (b) the reasonable fees and disbursements of counsel (including legal assistants) to Agent and Lenders in connection with any of the foregoing.

     9.13 Capital Expenditures. No Borrower shall, nor shall it permit any of its Consolidated Subsidiaries to, make or incur any Capital Expenditures, if after giving effort thereto, the aggregate amount of all Capital Expenditures by the Borrowers and their Consolidated Subsidiaries would exceed $7,000,000 during any fiscal year.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

          (a) Any Borrower (i) fails to pay when due any of the Obligations;
     (ii) or fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements and such failure to perform is not cured to Agent's and the Majority Lenders' satisfaction within fifteen (15) days after the sooner to occur of the Company's receipt of notice of such failure from Agent or any Lender or the date on which such failure becomes known to any officer of the Company but provided such failure is capable of being cured within such 15 day period;

          (b) any representation, warranty or statement of fact made by any Borrower to Agent or Lenders in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

          (c) any Guarantor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lenders;

          (d) any judgment for the payment of money is rendered against any Borrower or any Guarantor in excess of $750,000 in any one case or in excess of $1,000,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Guarantor or any of their assets;

          (e) any Guarantor (being a natural person or a general partner of a Guarantor which is a partnership) dies or any Borrower or any Guarantor, which is a partnership or corporation, dissolves or suspends or discontinues doing business;

          (f) any Borrower or any Guarantor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors with respect to its inability to pay its obligations owed to such creditors on customary terms;

          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing any Borrower or any Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Guarantor or for all or any part of its property; or

          (i) any default by any Borrower or any Guarantor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lenders, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lenders, in any case in an amount in excess of $500,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or any Guarantor under any material contract, lease, license or other obligation to any person other than Lenders, which default continues for more than the applicable cure period, if any, with respect thereto;

          (j) a Change of Control shall occur with respect to any Borrower other than pursuant to the AIP Acquisition;

          (k) the indictment or threatened indictment of any Borrower or any Guarantor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the material property of such Borrower or such Guarantor;

          (l) there shall be a material adverse change in the business, assets or prospects of the Company and its Consolidated Subsidiaries, taken as a whole, after the date hereof; or

          (m) there shall be an event of default under any of the other Financing Agreements, which default is not cured within the period set forth therein.

     10.2 Remedies.

          (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, and other applicable law, all of which rights and remedies may be exercised without notice to or consent by the Borrowers or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, or other applicable law, are cumulative, not exclusive and enforceable, in Agent's and Lenders' discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements.

          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and at the direction of the Majority Lenders, without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 11.1(g) and 11.1(h), all Obligations shall automatically become immediately due and payable), and/or (ii) terminate this Agreement.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

     11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

          (a) THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS AND ANY DISPUTE ARISING OUT OF THE RELATIONSHIP BETWEEN THE PARTIES HERETO, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).

          (b) Each Borrower, Agent and each Lender irrevocably consent and submit to the non-exclusive jurisdiction of the State of New York and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which Agent and Lenders deem necessary or appropriate to enforce their rights against such Borrower or its property).

          (c) Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof with a copy to Whyte, Hirshboeck & Dudek S.C. at its address set forth in Section 12.2 and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's or any Lender's option, by service upon such Borrower in any other manner provided under the rules of any such courts.

          (d) EACH BORROWER, AGENT AND EACH LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR
     (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, AGENT, AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS, AGENT OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) Neither Agent nor any Lender shall have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and Lenders, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that they acted in good faith and with the exercise of ordinary care in the performance by them of the terms of this Agreement.

     11.2 Waiver of Notices. Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower which Agent or Lenders may elect to give shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances.

     11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of the Agent and the Majority Lenders (or, all of the Lenders, as the case may be). The Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of their rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of the Agent and the Majority Lenders (or, all of the Lenders, as the case may be). Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Agent or the Lenders of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Agent or the Lenders would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4 Waiver of Counterclaims. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

     11.5 Indemnification. EACH BORROWER SHALL INDEMNIFY AND HOLD AGENT AND EACH LENDER, AND THEIR RESPECTIVE DIRECTORS, AGENTS, EMPLOYEES AND COUNSEL, HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, COSTS OR EXPENSES IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY OF THEM IN CONNECTION WITH ANY LITIGATION, INVESTIGATION, CLAIM OR PROCEEDING COMMENCED OR THREATENED RELATED TO THE NEGOTIATION, PREPARATION, EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF THIS AGREEMENT, ANY OTHER FINANCING AGREEMENTS, OR ANY UNDERTAKING OR PROCEEDING RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACT, OMISSION, EVENT OR TRANSACTION RELATED OR ATTENDANT THERETO, INCLUDING, WITHOUT LIMITATION, AMOUNTS PAID IN SETTLEMENT, COURT COSTS, AND THE FEES AND EXPENSES OF COUNSEL BUT EXCLUDING LOSSES, CLAIMS, DAMAGES, LIABILITIES, COSTS OR EXPENSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AGENT, LENDERS, THEIR RESPECTIVE DIRECTORS, AGENTS OR EMPLOYEES. TO THE EXTENT THAT THE UNDERTAKING TO INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION MAY BE UNENFORCEABLE BECAUSE IT VIOLATES ANY LAW OR PUBLIC POLICY, BORROWERS SHALL PAY THE MAXIMUM PORTION WHICH IT IS PERMITTED TO PAY UNDER APPLICABLE LAW TO AGENT AND LENDERS IN SATISFACTION OF INDEMNIFIED MATTERS UNDER THIS SECTION. THE FOREGOING INDEMNITY SHALL SURVIVE THE PAYMENT OF THE OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

     11.6 No Immunity. To the extent that any Borrower may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or the Bridge Notes or any other Financing Agreement, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or the Bridge Notes or any other Financing Agreement, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS

     12.1 Term.

          (a) This Agreement and the other Financing Agreements shall become effective as of the Effective Date and shall continue in full force and effect for a term ending on the Maturity Date unless sooner terminated pursuant to the terms hereof. Upon the effective date of termination of the Financing Agreements, each Borrower shall pay to the Agent and the Lenders, in full, all outstanding and unpaid Obligations.

          (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

     12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Agent and each Lender at its address set forth below its name on the signature pages hereof and to any Borrower at its chief executive office set forth below its name on the signature pages hereof with a copy to Whyte, Hirshboeck & Dudek S.C., Suite 2100, 111 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Daryl L. Diesing, Esq., or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by the Agent, Lenders, any Borrower and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of the Agent and the Majority Lenders. Any Lender may with the consent of the Agent and, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Bridge Loans or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lenders hereunder, except as otherwise provided by the terms of such assignment or participation.

     12.5 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

     IN WITNESS WHEREOF, the Agent, Lenders and the Borrowers have caused these presents to be duly executed as of the day and year first above written.

                                          BORROWERS:

                                          BUCYRUS INTERNATIONAL, INC.

                                          By: /s/ DANIEL J. SMOKE

                                          --------------------------------------
                                          Title: Vice President -- Finance and
                                             Chief Financial Officer

                                          Address:

                                          c/o 1100 Milwaukee Avenue
                                          South Milwaukee, Wisconsin 53172

                                          BUCYRUS (AUSTRALIA)
                                          PROPRIETARY LTD.

                                          By: /s/ DANIEL J. SMOKE

                                          --------------------------------------
                                          Title: Assistant Secretary

                                          Address:

                                          c/o 1100 Milwaukee Avenue
                                          South Milwaukee, Wisconsin 53172

                                          BUCYRUS CANADA LIMITED

                                          By: /s/ DANIEL J. SMOKE

                                          --------------------------------------
                                          Title: Secretary

                                          Address:

                                          c/o 1100 Milwaukee Avenue
                                          South Milwaukee, Wisconsin 53172


Bridge Loan Commitment                    LENDER
$40,000,000                               PPM AMERICA SPECIAL
                                          INVESTMENTS FUND, L.P.

Commitment Percentage:                    By: /s/ LEVOYD E. ROBINSON
 .88888888%                                --------------------------------------
                                          Title: Managing Director
                                          Address:
                                          225 West Wacker Drive
                                          Suite 1100A
                                          Chicago, IL 60606

Bridge Loan Commitment:                   BANK OF MONTREAL
$5,000,000

Commitment Percentage:                    By: /s/ BRADFORD B. COURI
 .11111111%                                --------------------------------------
                                          Title: Senior Trader

                                          Address:

                                          115 South LaSalle Street
                                          Chicago, Illinois 60603
                                          AGENT
                                          PPM AMERICA SPECIAL
                                          INVESTMENTS FUND, L.P.

                                          By: /s/ LEVOYD E. ROBINSON
                                          --------------------------------------
                                          Title: Managing Director

                                          Address:

                                          225 West Wacker Drive
                                          Suite 1100A
                                          Chicago, IL 60606

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----

SECTION 1.           DEFINITIONS.................................................      1
SECTION 2.           CREDIT FACILITIES...........................................      5
       2.1           Bridge Loans................................................      5
       2.2           Mandatory Prepayments.......................................      6
SECTION 3.           INTEREST AND FEES...........................................      6
       3.1           Interest....................................................      6
       3.2           Maintenance Fee.............................................      7
       3.3           Late Fee....................................................      7
SECTION 4.           PAYMENTS; PRO RATA TREATMENT; INCREASED COSTS, ETC..........      7
       4.2           Pro Rata Treatment..........................................      8
       4.3           Sharing of Payments.........................................      8
       4.4           Changes in Laws; Increased Costs of Loans; U.S. Taxes.......      9
SECTION 5.           CONDITIONS PRECEDENT........................................      9
       5.1           Conditions Precedent to Bridge Loans........................      9
       5.2           Conditions Precedent to the Bridge Loans....................     11
SECTION 6.           COLLECTION AND ADMINISTRATION; JOINT SEVERALABILITY; RIGHTS
                     OF CONTRIBUTION.............................................     11
       6.1           Payments....................................................     11
       6.2           Authorization to Make Loans.................................     11
       6.3           Use of Proceeds.............................................     11
       6.4           Limitation on Obligations...................................     11
       6.5           Guaranty....................................................     11
SECTION 7.           AGENT.......................................................     13
       7.1           Appointment, Powers and Immunities..........................     13
       7.2           Reliance by Agent...........................................     13
       7.3           Defaults....................................................     13
       7.4           Rights as a Lender..........................................     13
       7.5           Indemnification.............................................     14
       7.6           Non-Reliance on Agent and Other Lenders.....................     14
       7.7           Failure to Act..............................................     14
       7.8           Resignation or Removal of Agent.............................     14
       7.9           Settlement with Lenders.....................................     14
       7.10          Return of Payments..........................................     14
SECTION 8.           REPRESENTATIONS AND WARRANTIES..............................     15
       8.1           Corporate Existence, Power and Authority; Subsidiaries......     15
       8.2           Financial Statements; No Material Adverse Change............     15
       8.3           Tax Returns.................................................     15
       8.4           Litigation..................................................     15
       8.5           Compliance with Other Agreements and Applicable Laws........     15
       8.6           Employee Benefits...........................................     16
       8.7           Acquisition of Purchased Assets.............................     16
       8.9           Accuracy and Completeness of Information....................     17
       8.10          Approvals...................................................     17
       8.11          Survival of Warranties; Cumulative..........................     17
SECTION 9.           AFFIRMATIVE AND NEGATIVE COVENANTS..........................     17
       9.1           Maintenance of Existence....................................     17
       9.2           Compliance with Laws, Regulations, Etc......................     17
       9.3           Payment of Taxes and Claims.................................     17
       9.4           Financial Statements and Other Information..................     18
        9.5          Sale of Assets, Consolidation, Merger, Dissolution, Etc.....     18


                                                                                     PAGE
                                                                                     ----
        9.6          Encumbrances................................................     18
        9.7          Indebtedness................................................     18
        9.8          Loans, Investments, Guarantees, Etc.........................     19
        9.9          Dividends and Redemptions...................................     20
        9.10         Transactions with Affiliates................................     20
        9.11         Compliance with ERISA.......................................     20
        9.12         Costs and Expenses..........................................     20
        9.13         Capital Expenditures........................................     21
SECTION 10.          EVENTS OF DEFAULT AND REMEDIES..............................     21
       10.1          Events of Default...........................................     21
       10.2          Remedies....................................................     22
SECTION 11.          JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING
                     LAW.........................................................     22
       11.1          Governing Law; Choice of Forum; Service of Process; Jury
                     Trial Waiver................................................     22
       11.2          Waiver of Notices...........................................     23
       11.3          Amendments and Waivers......................................     23
       11.4          Waiver of Counterclaims.....................................     23
       11.5          Indemnification.............................................     23
       11.6          No Immunity.................................................     23
SECTION 12.          TERM OF AGREEMENT; MISCELLANEOUS............................     24
       12.1          Term........................................................     24
       12.2          Notices.....................................................     25
       12.3          Partial Invalidity..........................................     25
       12.4          Successors..................................................     25
       12.5          Entire Agreement............................................     25

                                       ii